AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Plan of Merger”) is entered into this 18th day of December, 2003, by and between Bancshares of Florida, Inc., a Florida corporation (“Bancshares”), and Horizon Financial Corp., a Florida corporation (“Horizon”).

R E C I T A L S:

WHEREAS, Bancshares is a bank holding company regulated by the Board of Governors of the Federal Reserve System and existing under the laws of the State of Florida with its principal office at 1185 Immokalee Road, Naples, Florida 34110.

WHEREAS, Horizon is a unitary thrift holding company regulated by the Office of Thrift Supervision and existing under the laws of the State of Florida, with its principal office at 1851 NW 125th Avenue, Suite 100, Pembroke Pines, Florida 33028.

WHEREAS, the respective Boards of Directors of Bancshares and Horizon have determined that it is in the best interests of their respective companies and their stockholders that Bancshares and Horizon merge with Bancshares on the terms and conditions hereinafter set forth.

WHEREAS, the respective Boards of Directors of Bancshares and Horizon have, by resolutions, approved and authorized the execution and delivery of this Plan of Merger and the merger of Horizon with and into Bancshares (the “Merger”) on the terms and conditions set forth herein.

THEREFORE, in consideration of the mutual covenants, promises, agreements and provisions contained herein and subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound hereby, Bancshares and Horizon agree as follows:

Section 1.    The Merger

1.1    The Merger.    Upon the terms and conditions of this Plan of Merger, including the receipt of all requisite governmental and shareholder approvals, and in accordance with the Florida Business Corporation Act (the “FBCA”) at the Effective Time (as defined in Section 1.3), Horizon shall merge with and into Bancshares. At the Effective Time, the separate existence of Horizon shall cease, and Bancshares shall continue as the surviving entity under the laws of the State of Florida (Bancshares, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”).

1.2    The Closing.    The closing of the Merger (the “Closing”) shall be no later than five business days following the satisfaction of the conditions specified in Section 7 of this Plan of Merger (other than the conditions to be satisfied at the Closing, which shall have been satisfied or waived at the Closing) (the “Closing Date”). The Closing Date may be extended from time to time by the mutual agreement of the parties. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Igler & Dougherty, P.A., on the Closing Date or at such other place as the parties may agree. At the Closing, the parties shall exchange the various agreements, certificates, instruments and documents to be delivered pursuant to the terms of this Plan of Merger.

1.3    Effective Time.    Subject to the provisions of this Plan of Merger, Articles of Merger, conforming to the requirements of the FBCA, shall be duly executed and, on the Closing Date (as defined in Section 1.2 hereof) or as soon thereafter as reasonably practicable, filed with the Secretary of State of the State of Florida (the “Florida Secretary of State”) in accordance with the FBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Florida Secretary of State (“Effective Time”).

1.4    Effect of the Merger.    The Merger shall have the effect provided in Section 607.1106 of the FBCA.

1.5    Proxy Statement/Prospectus.    For the purposes: (a) of registering the Bancshares common stock to be offered to holders of Horizon common stock in connection with the Merger with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (“Securities Act”); (b) of holding a meeting of Horizon’s shareholders (“Horizon Special Meeting”); and (c) of holding a meeting of Bancshares’ shareholders (“Bancshares Special Meeting”), Bancshares shall draft and prepare, and Horizon shall cooperate in the preparation of, a Registration Statement on Form S-4, including a combined proxy statement/prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Securities Exchange Act of 1934 (“Exchange Act”), and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Horizon and Bancshares to their respective shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement/Prospectus”). Bancshares shall provide Horizon and its counsel with reasonable opportunity to review and comment on the Proxy Statement/Prospectus prior to the time it, or any amendments to it, are filed with the SEC, together with the SEC’s comments and Bancshares’ responses thereto. Bancshares shall file the Registration Statement, including the Proxy Statement/Prospectus, with the SEC. Each of Bancshares and Horizon shall use their best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Horizon shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. Bancshares shall also use its best efforts to obtain all necessary state securities law permits and approvals required to carry out the transactions contemplated by this Agreement.

Horizon shall provide Bancshares with any information concerning itself that Bancshares may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and Bancshares shall notify Horizon promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information. Each of Bancshares and Horizon agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Horizon common stock entitled to vote at the Horizon Special Meeting at the earliest practicable time.

Horizon and Bancshares shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Horizon shall cooperate with Bancshares in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and Bancshares shall file an amended Registration Statement with the SEC, and Horizon and Bancshares shall both mail an amended Proxy Statement/Prospectus to their respective stockholders. Horizon shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement/Prospectus and updated as of the Closing Date, with respect to certain financial information regarding Horizon, in form and substance that is customary in transactions such as the Merger and reasonably satisfactory to Bancshares.

Section 2.    Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates.

2.1    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Bancshares or Horizon, or the shareholders of either of the foregoing, the shares of Horizon common stock shall be converted into the following “Merger Consideration”, except for shares of Horizon common stock issued and outstanding immediately prior to the Effective Time as to which dissenters’ rights have been perfected and not withdrawn (as described in Section 2.5). The per share Merger Consideration shall equal a number of shares of Bancshares common stock equal to the Exchange Ratio, as calculated below.

        (i)    if the Average Closing Price shall be from $11.00 to $16.00, then the Exchange Ratio shall equal 1.000;

        (ii)    if the Average Closing Price is less than $11.00, the Exchange Ratio shall be 1.000. Provided, however, in such instance Horizon shall have the option to terminate this Plan of Merger pursuant to Section 8.1(h), unless Bancshares agrees, on or before the Closing Date, to set the Exchange Ratio at the quotient, rounded to the third decimal place, obtained by dividing $11.00 by the Average Closing Price. For example, in such instance, if the Average Closing Price equals $10.50, the Exchange Ratio would be the quotient obtained by dividing $11.00 by $10.50, or 1.048;

        (iii)    if the Average Closing Price shall be greater than $16.00, the Exchange Ratio shall be the quotient, rounded to the third decimal place, obtained by dividing $16.00 by the Average Closing Price. For example, if the Average Closing Price equals $16.50, the Exchange Ratio shall be the quotient obtained by dividing the $16.00 by $16.50, or 0.970;

        (iv)    “Closing Price” shall mean the closing sale price of Bancshares Common Stock on a Trading Day as supplied by the Nasdaq SmallCap Stock Market;

        (v)    “Trading Day” shall mean a day for which a Closing Price is so supplied;

        (vi)    “Average Closing Price” shall mean the average of the Closing Prices on the twenty Trading Days immediately preceding the Trading Day prior to the Closing Date; and

On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Horizon Common Stock shall cease to have any rights as shareholders of Horizon, except the right to receive the consideration set forth in this Section 2.1 for each such share held by them.

2.2    Delivery of Merger Consideration.    On and after the Closing Date, the Surviving Corporation shall deliver to the holders of certificates evidencing ownership of Horizon Common Stock, immediately upon receipt from the holders thereof of such certificates, duly executed and in proper form for transfer, the Merger Consideration to which they are entitled pursuant to the following provisions:

(a)    As soon as practical after the Effective Time, but no later than 10 business days thereafter, the Surviving Corporation shall send a notice and transmittal form (the “Letter of Transmittal”) to each record holder of a Horizon Common Stock certificate, advising such holder of the Merger and the procedure for surrendering to Bancshares such a certificate in exchange for such holder’s share of the Merger Consideration. Each holder of such certificate, upon surrender of the same to the Surviving Corporation in accordance with such Letter of Transmittal, shall be entitled to receive that holder’s share of the Merger Consideration.

(b)    No transfer taxes shall be payable by any holder of record of Horizon Common Stock at the Effective Time in respect of the exchange of certificates for the Merger Consideration. If the Merger Consideration for the Horizon Common Stock provided for herein is to be delivered to any person other than the registered holder of the Horizon Common Stock surrendered for exchange, the amount of any stock-transfer or similar taxes (whether imposed on the holder of record or such person) payable on account of the transfer to such person shall be paid to the Surviving Corporation by such person. The Surviving Corporation may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

(c)    After the Effective Time, each outstanding certificate which theretofore represented Horizon Common Stock shall, until surrendered for exchange in accordance with this Section 2.2, be deemed for all purposes to evidence only the right to receive the Merger Consideration. After the Effective Time, there shall be no further registration or transfer of Horizon Common Stock. No dividends or other distributions which are declared on Bancshares Common Stock will be paid to persons otherwise entitled to receive the same until the certificates representing Horizon Common Stock have been surrendered in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

(d)    Notwithstanding anything to the contrary set forth herein, if any holder of Horizon Common Stock shall be unable to surrender his or her certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to Bancshares.

2.3    Stock Warrants.

(a)    All stock warrants which may be exercised for the issuance of shares of Horizon common stock are described in the Horizon Disclosure Schedule. True and complete copies of all plans or agreements representing any and all stock warrants have been delivered to Bancshares by Horizon. At the Effective Time, each stock warrant which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be canceled and all rights thereunder shall be extinguished. As consideration for such cancellation, Bancshares shall either issue shares of its common stock or pay cash to Horizon’s warrant holders, as indicated on Exhibit 2.3. Provided, however, that prior to the Closing, each warrant holder may change any amount of the cash consideration he or she is to receive to instead receive shares of Bancshares common stock. No warrant holder may change an election to receive shares of Bancshares common stock to instead receive cash. Any cash shall be delivered by the business day after the Effective Time, and any stock shall be delivered at the same time the shares constituting the Merger Consideration are delivered.

(b)    Each warrant holder who is to receive Bancshares common stock, shall receive the number of shares of Bancshares common stock equal to the result of the following equation, rounded to the third decimal place:

(X) x (Y) x [(A) – (B)] / A

Where: (X) is the Exchange Ratio; (Y) is the number of shares of Horizon common stock underlying such stock warrant; (A) is the Average Closing Price; and (B) is the per share exercise price of such stock warrant.

For example, assume that the Exchange Ratio is 0.905, an individual has a warrant to purchase 60 shares of Horizon common stock at $10.00, and the Average Closing Price is $17.67. Then that individual would receive (0.905) x (60) x ([$17.67] – [$10.00]) / $17.67, or 23.570 shares of Bancshares common stock.

(c)    Each warrant holder who is to receive cash, shall receive the amount of cash equal to the numerator of the equation in Section 2.3(b), above.

(d)    In no instance shall any payment or issuance be made to a holder unless and until such holder has executed and delivered to Bancshares an instrument in such form prescribed by Bancshares accepting such issuance in full settlement of his or her rights relative to such stock warrant. In such instances where fractional shares may have otherwise have been issuable under this Section, Bancshares shall pay to the holder of such warrant, the cash value of such fractional share, based on a per share value equal to the Average Closing Price.

2.4    Stock Options.

(a)    All stock options, except those described in Section 2.4(e), which may be exercised for issuance of Horizon Common Stock are described in the Horizon Disclosure Schedule. True and complete copies of all plans or agreements representing any and all stock options have been delivered to Bancshares by Horizon. At the Effective Time, each stock option which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be canceled and all rights thereunder shall be extinguished. As consideration for such cancellation, Bancshares shall either issue shares of its common stock or pay cash to Horizon’s option holders, as indicated on Exhibit 2.4. Provided, however, that prior to the Closing, each option holder may change any amount of the cash consideration he or she is to receive to instead receive shares of Bancshares common stock. No option holder may change an election to receive shares of Bancshares common stock to instead receive cash. Any cash shall be delivered by the business day after the Effective Time, and any stock shall be delivered at the same time the shares constituting the Merger Consideration are delivered.

(b)    Each option holder who is to receive Bancshares common stock, shall receive the number of shares of Bancshares common stock equal to the result of the equation contained in Section 2.3(b).

(c)    Each option holder who is to receive cash, shall receive the amount of cash equal to the numerator of the equation in Section 2.3(b), above.

(d)    In no instance shall any payment or issuance be made to a holder unless and until such holder has executed and delivered to Bancshares an instrument in such form prescribed by Bancshares accepting such issuance in full settlement of his or her rights relative to such stock option. In such instances where fractional shares may have otherwise have been issuable under this Section, Bancshares shall pay to the holder of such option, the cash value of such fractional share, based on a per share value equal to the Average Closing Price.

(e)    On October 2, 2003, Horizon granted options to purchase 5,640 shares of its common stock to its employees. At the Effective Time, such options shall be converted into options to purchase an equal number of shares of Bancshares common stock at the same price and on the same terms set forth at the time they were granted by Horizon.

2.5    Dissenting Shareholders.    Any shares of Horizon Common Stock held by persons who have perfected their dissenters rights under the FBCA, and have not effectively withdrawn or lost their dissenters rights under the FBCA, shall not be converted pursuant to this Plan of Merger but shall be entitled only to such rights as are granted them by the dissenters’ rights provisions of the FBCA. Dissenting shareholders entitled to payment for shares of Horizon stock pursuant to the Florida dissenters rights statute shall receive payment from Horizon in an amount as determined pursuant to the FBCA.

2.6    Articles of Incorporation of the Surviving Corporation.    The Articles of Incorporation of Bancshares shall be in effect immediately prior to the Effective Time and will remain the Articles of Incorporation of the Surviving Corporation until amended or repealed in accordance with their provisions and applicable law.

2.7    Bylaws of the Surviving Corporation.    The Bylaws of Bancshares shall be in effect immediately prior to the Effective Time and will remain the Bylaws of the Surviving Corporation until amended or repealed in accordance with their provisions and applicable law.

2.8    Capitalization of the Surviving Corporation.    The combined capitalization of Horizon and Bancshares immediately prior to the Effective Time shall be the capitalization of the Surviving Corporation until changed by resolution of the Board of Directors or by action of its shareholders.

2.9    Directors and Officers of the Surviving Corporation.    Subject to the provisions of Section 9.15 herein, the directors and officers of Bancshares immediately following the Effective Time shall be the directors and officers of the Surviving Corporation to serve until their successors have been elected or qualified or until their resignation or removal according to law, the Articles of Incorporation or the Bylaws of the Surviving Corporation.

Section 3.    Representations and Warranties of Horizon.

No representation or warranty of Horizon contained in this Section 3 shall be deemed untrue or incorrect, and Horizon shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 3 has, had or is reasonably expected to have, a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections            , 3.2, 3.4, 3.9, 3.10(a), (b) and (c), 3.15, 3.16 and 3.18, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects. Except as set forth in the Disclosure Schedule delivered to Bancshares by Horizon (the “Horizon Disclosure Schedule”) simultaneously with the execution hereof, Horizon hereby represents and warrants to

Bancshares, as of the date hereof and up to and including the Closing Date as follows (all representations and warranties by Horizon include its subsidiary, Horizon Bank, FSB [“Horizon Bank”]):

3.1     Organization of Horizon.     Horizon is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and authorizations necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Plan of Merger and to perform its obligations thereunder. Horizon is duly qualified or licensed to transact business as a foreign corporation in good standing in the states where the character of its assets or the nature or conduct of the business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.13) on the business, operations, properties or assets, or the condition, financial or otherwise, of Horizon. Horizon is registered and in good standing with the Office of Thrift Supervision as a unitary thrift holding company under the Home Owners’ Loan Act. Horizon Bank is a federally-chartered savings bank organized under the laws of the United States. The deposit accounts of Horizon Bank are insured by the Savings Association Insurance Fund (the “SAIF”) to the fullest extent permitted under applicable law and the rules and regulations of the FDIC. Neither Horizon nor Horizon Bank are the subject of any regulatory action by the Office of Thrift Supervision or Federal Deposit Insurance Corporation, nor to the knowledge of Horizon, has any such action been threatened against Horizon or Horizon Bank.

3.2    Horizon Capital Stock.

(a)    Horizon’s authorized capital stock consists solely of 15,000,000 shares of common stock, $0.01 par value per share, of which 737,617.2 shares are outstanding, all of which are fully paid, validly issued and outstanding, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued or outstanding.

(b)    Other than Horizon Bank, or as set forth on the Horizon Disclosure Schedule, Horizon does not own directly, beneficially or of record, more than five percent of the outstanding stock of any other corporation and does not otherwise control any company or bank.

(c)    Other than as disclosed on the Horizon Disclosure Schedule, Horizon has no outstanding securities convertible into shares of capital stock or existing options, warrants, calls, commitments or other rights of any character granted or entered into by Horizon relating to its authorized, issued or unissued capital stock, and no such rights will be granted or entered into.

(d)    There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Horizon’s capital stock.

(e)     No shares of Horizon’s capital stock will be issued between the date hereof and the Effective Time, except pursuant to outstanding stock purchase warrants or stock options granted prior to July 1, 2003.

(f)    Attached to the Horizon Disclosure Schedule are copies, as of the date of such letter, of Horizon’s Articles of Incorporation and Bylaws, both certified to be complete and correct by the Corporate Secretary of Horizon, the same to remain unchanged up to the Effective Time.

3.3     Subsidiaries and Assets.    Horizon (other than Horizon Bank and as set forth on the Horizon Disclosure Schedule) does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

3.4     Financial Statements.    Horizon has delivered to Bancshares, balance sheets of Horizon as of December 31, 2002 and 2001, and September 30, 2003, the related statements of operations, changes in shareholders’ equity and changes in financial position or statements of cash flows for the periods then ended, and the related notes and related opinions thereon as applicable (the “Horizon Financial Statements”). The Horizon Financial Statements, as and when prepared: (i) with the exception of the statement for and as of the period ended September 30, 2003, have been audited; (ii) present fairly the financial condition of Horizon as of the respective dates indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated; (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) as to audited statements and in a manner consistent with past practice as to unaudited statements; (iv) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to appropriate reserves for loan and lease losses; and (v) are based on the books and records of Horizon and Horizon Bank.

3.5    Absence of Undisclosed Liabilities.    Except as and to the extent reflected or reserved against in the Horizon Financial Statements or disclosed in the Horizon Disclosure Schedule, Horizon has no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including governmental charges or lawsuits, or any tax liabilities due or to become due and whether: (i) incurred in respect of or measured by the income of Horizon for any period up to the close of business on the respective dates of the Horizon Financial Statements; or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto. Horizon does not have any liabilities or obligations, either accrued or contingent, which are material to Horizon and which have not been either: (i) reflected or disclosed in the Horizon audited financial statements for the year ended December 31, 2002; or (ii) incurred subsequent to December 31, 2002, in the ordinary course of business.

3.6    Absence of Certain Changes or Events.    Since December 31, 2002, and except as disclosed in the Horizon Disclosure Schedule, there has not been:

(a)	any material adverse change in the condition (financial or otherwise), assets, liabilities or business of Horizon;

(b)	any material adverse change in the character of the assets or liabilities of Horizon;

(c)	any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by Horizon at a cost in excess of $25,000 other than supplies in the ordinary course of business;

(d)	any physical damage, destruction or loss not covered by insurance exceeding $25,000 in value or affecting in a material and adverse way the property, assets or business of Horizon;

(e)	any material change in the accounting methods or practices of Horizon unless required by law or regulation, or GAAP;

(f)	any material change in the capital structure of Horizon;

(g)	any loss incurred or determined to be probable for Horizon as a result of environmental problems or a violation of applicable environmental law or regulation which has or would be expected to have a Material Adverse Effect on the financial position of Horizon; or

(h)	any increase in the compensation payable or to become payable by Horizon to any officer or employee or any bonus, except bonuses accrued and reflected on the Horizon Financial Statements, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

3.7    Tax Matters.     Horizon has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and has paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by Horizon have been and will be accurately and properly prepared. Reserves reflected in the Horizon Financial Statements are accurate and to the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and records of Horizon and the Horizon Financial Statements subject to normal year-end adjustments. Since December 31, 2002, Horizon has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. Horizon has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for the assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of Horizon that are presently to the knowledge of Horizon, pending or threatened, and Horizon is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes and no notice of a proposed deficiency has been received.

3.8    Title to Properties; Absence of Liens and Encumbrances; Enforceability of Leases.

(a)    Except as to property indicated in the Horizon Disclosure Schedule as being leased or mortgaged, Horizon has good and marketable title to its assets, real and personal (including those reflected in the Horizon Financial Statements, except for loans and investments and as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except: (A) loans and investment securities that are pledged to secure the deposit of public monies, FHLB advances, reverse repurchase agreements or monies under the control of any court; (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings; and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of Horizon’s business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, Horizon’s assets or otherwise materially impair its operations.

(b)    The real property, if any, leased by Horizon is held by it under valid and enforceable leases. Horizon is not in material default under any such leases.

3.9    Legal Proceedings.    Other than as described in the Horizon Disclosure Schedule, there are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of Horizon, threatened by or against or otherwise affecting Horizon or its assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by them in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to Horizon’s knowledge is there any valid basis for any such action, proceeding or investigation, other than: (i) claims by Horizon in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor; and (ii)

claims fully covered by insurance. To the best knowledge of Horizon, it is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted, and it is not in material default under any thereof.

3.10 Authority Relative to This Plan of Merger.

(a) Horizon has the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder, subject to the required vote of its shareholders and to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

(b) The execution, delivery and performance of this Plan of Merger by Horizon has been duly authorized and approved by the Board of Directors of Horizon, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

(c) This Plan of Merger has been duly executed and delivered by Horizon and constitutes a valid and binding obligation of Horizon enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any: (A) term, condition or provision of the articles of incorporation or bylaws of Horizon; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which Horizon is a party or by which its properties may be bound.

3.11 No Untrue Representations. The documents furnished by Horizon to Bancshares (the “Horizon Documents”), including but not limited to the Horizon Disclosure Schedule and the Horizon Financial Statements, are true and complete copies of such documents. To the best knowledge of Horizon, there is no fact which could have a Material Adverse Effect on the business, operations or financial condition of Horizon and Horizon Bank, taken as a whole which has not been disclosed or provided for in the consolidated financials statements of Horizon or in the Horizon Disclosure Schedule, except that Horizon makes no representation or warranty as to the effect of general economic conditions, future legislation or future regulatory action.

3.12 Employee Benefit Plans.

(a) Except as described in the Horizon Documents or set forth on the Horizon Disclosure Schedule, Horizon has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in: (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans (individually, a “Plan” and collectively, the “Plans”) have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Horizon has resulted in a “prohibited transaction” (as defined by ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No “reportable event” (as defined by ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. Horizon has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

(b) Except as described in the Horizon Documents or set forth on the Horizon Disclosure Schedule, Horizon is not a party to any oral or written: (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees); (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000; or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger. Notwithstanding the foregoing, the parties acknowledge that Horizon will pay to its President and Chief Executive Officer a $25,000 bonus prior to December 31, 2003.

3.13 Environmental Protection.

(a) To the knowledge of Horizon, none of the assets of Horizon (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Horizon as of the date of this Plan of Merger and as of the Effective Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, or to the environment, including, without limitation, friable asbestos, petroleum products or PCBs (“Hazardous Materials”), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids and as otherwise permitted by law (“Incidental Quantities”).

(b) No notice or other communication has been received from any governmental agency having jurisdiction over Horizon or to the best knowledge of Horizon from any other person, with respect to any alleged violation by Horizon of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of Horizon.

(c) All Hazardous Materials which have been remediated from any assets of Horizon prior to or during their ownership by Horizon have been handled in compliance with all applicable laws.

(d) To Horizon’s best knowledge, no collateral securing any loan made by Horizon, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

(e) Horizon has obtained, and delivered to Bancshares, a Phase 1 environmental audit on each piece of real property (other than one to four family residences) owned by Horizon or Horizon Bank.

3.14 Material Contract Defaults. Horizon is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of Horizon or under its Articles of Incorporation or Bylaws, and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the Articles of Incorporation or Bylaws of Horizon.

3.15 Brokers and Finders. Other than Kendrick, Pierce Securities, Inc., and fees owed to it, Horizon has not employed any broker or finder, or incurred any liability for any financial advisory, brokerage or finders fees or commissions. Horizon shall be solely responsible for the payment of any such fees to Kendrick, Pierce Securities, Inc.

3.16 Regulatory Matters. Other than as set forth in the Safety and Soundness Examination Report reviewed by Bancshares or as set forth in the Horizon Disclosure Schedule, neither Horizon nor Horizon Bank, has received a notification or communication from any agency or department of federal, state or local government or the FDIC or OTS: (i) asserting that Horizon or Horizon Bank is not in compliance with any laws or orders which such governmental authority or agency enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on Horizon on a consolidated basis; (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on Horizon on a consolidated basis; (iii) requiring Horizon or Horizon Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Horizon or Horizon Bank, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

3.17 Employment Agreements and Indebtedness. Except as set forth in the Horizon Disclosure Schedule, neither Horizon nor Horizon Bank is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Horizon or Horizon Bank, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Horizon or Horizon Bank; (iii) any collective bargaining agreement with any labor union relating to employees of Horizon or Horizon Bank; (iv) any agreement which by its terms limits the payment of dividends by Horizon or Horizon Bank; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Horizon or Horizon Bank is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchasing agreements, bankers’ acceptances, and “treasury, tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Bancshares; (vi) any other agreement, written or oral, that obligates Horizon or Horizon Bank for the payment of more than $50,000 annually; or (vii) any agreement (other than this Plan of Merger), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Horizon or Horizon Bank (it being understood that any non-compete or similar provision shall be deemed material).

Section 4. Representations and Warranties of Bancshares.

No representation or warranty of Bancshares contained in this Section 4 shall be deemed untrue or incorrect, and Bancshares shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such act, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 4, has had or is reasonably expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2, 4.4, 4.9, 4.10(a), (b) and (c), 4.15 and 4.16, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects. Except as set forth in its Disclosure Schedule delivered to Horizon (the “Bancshares Disclosure Schedule”), simultaneously with the execution hereof, Bancshares hereby represents and warrants to Horizon as of the date hereof and up to and including the Closing Date as follows (all representations and warranties by Bancshares include its subsidiaries):

4.1 Organization. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of Florida, with full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and other authorization, necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Plan of Merger and to perform its obligations thereunder. Bancshares is duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the business, operations, properties, or assets, or the condition, financial or otherwise, of Bancshares. Bancshares is registered and in good standing with the Federal Reserve System Board of Governors as a bank holding company under the Bank Holding Company Act of 1956. The deposit accounts of its subsidiary banks, Bank of Florida and Bank of Florida, N.A. are insured by the FDIC to the full extent permitted under applicable law and the rules and regulations of the FDIC. Bancshares other wholly-owned subsidiary is Florida Trust Company. None of Bancshares, Bank of Florida, Bank of Florida, N.A or Florida Trust Company are the subject of any regulatory action by the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency or Florida Department of Financial Services. Each of Bancshares’ wholly-owned subsidiaries is duly organized, validly existing and in good standing under the laws of their respective chartering authorities.

4.2 Bancshares Capital Stock.

(a) The authorized capital stock of Bancshares consists solely of 20,000,000 shares of common stock of which 3,079,199 shares of common stock are fully paid, validly issued and outstanding and 1,000,000 shares of preferred stock of which no shares are issued and outstanding. Bancshares Common Stock issued in the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

(b) Other than Bank of Florida, Bank of Florida, N.A. and Florida Trust Company, Bancshares does not own directly or indirectly, beneficially or of record, more than five percent of the outstanding stock of any other corporation and does not otherwise control any company or bank.

(c) Other than as set forth on the Bancshares Disclosure Schedule, there are not, and as of the Effective Time and thereafter there will not be, outstanding securities convertible into or exercisable or exchangeable for Bancshares common stock or preferred stock.

(d) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Bancshares common stock or preferred stock.

(e) Except as disclosed to Horizon in the Bancshares Disclosure Schedule, as of the date of this Agreement there are, and as of the Closing Date and thereafter there will be, no outstanding agreements, arrangements, or understandings of any kind, to which Bancshares is a party, affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of the Bancshares Common Stock or any other securities of Bancshares.

(f) Attached to the Bancshares Disclosure Schedule are copies of Bancshares’ Articles of Incorporation and Bylaws, certified to be complete and correct by the Corporate Secretary of such entity, the same to remain unchanged up to the Effective Time.

4.3 Subsidiaries and Assets. Except for Bank of Florida, Bank of Florida, N.A. and Florida Trust Company, Bancshares does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation, or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

4.4 Bancshares Public Information and Financial Statements. Bancshares has made available to Horizon a true and complete copy of each report, schedule, or definitive proxy statement (as such documents since the time of their original filing may have been amended, the “Bancshares Documents”) that it was required to file with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934. The Bancshares Documents contain balance sheets of Bancshares as of December 31, 2002 and 2001 and September 30, 2003, and the related statements of operations, changes in shareholders’ equity, and changes in financial position or statements of cash flows for the year then ended, and the related notes and related opinions thereon as applicable (“Bancshares Financial Statements”). Bancshares Financial Statements, as and when prepared: (i) with the exception of the statement for and as of the period ended September 30, 2003, have been audited; (ii) present fairly the financial condition of Bancshares as of the date indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated; (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) as to audited statements and in a manner consistent with past practice as to unaudited statements; (iv) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to appropriate reserves for loan and lease losses; and (v) are based on the books and records of Bancshares.

4.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Bancshares Financial Statements or disclosed in the Bancshares Documents or the Bancshares Disclosure Schedule, Bancshares has no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including, governmental charges or lawsuits, or any tax liabilities due or to become due and whether: (i) incurred in respect of or measured by the income of Bancshares for any period up to the close of business on the respective dates of the Bancshares Financial Statements; or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto. Bancshares has no liabilities or obligations, either accrued or contingent, which are material to Bancshares and which have not been either: (i) reflected or disclosed in the audited financial statements of Bancshares for the year ended December 31, 2002 and provided to Horizon in writing; or (ii) incurred subsequent to December 31, 2002, in the ordinary course of business.

4.6 Absence of Certain Changes or Events. Since December 31, 2002, there has not been:

(a) any material adverse change in the condition (financial or otherwise), of the assets, liabilities or business of Bancshares;

(b) any material adverse change in the character of the assets or liabilities of Bancshares;

(c) any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by Bancshares or its subsidiaries at a cost in excess of $100,000 other than supplies in the ordinary course of business;

(d) any physical damage, destruction or loss not covered by insurance exceeding $100,000 in value or affecting in a material and adverse way the property, assets or business of Bancshares or its subsidiaries;

(e) any material change in the accounting methods or practices of Bancshares unless required by law or GAAP;

(f) any material change in the capital structure of Bancshares;

(g) any loss incurred or determined to be probable for Bancshares as a result of environmental problems or a violation of applicable environmental law or regulation which has or would be expected to have a Material Adverse Effect on the financial position of Bancshares; or

(h) any increase in the compensation payable or to become payable by Bancshares to any officer or employee or any bonus, except bonuses accrued and reflected on the December 31, 2002 Bancshares Financial Statements, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement, or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

4.7 Tax Matters. Bancshares has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and have paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by Bancshares have been and will be accurately and properly prepared. Reserves reflected in the Bancshares Financial Statements are accurate and to the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and records of Bancshares and the Bancshares Financial Statements subject to normal year-end adjustments. Since December 31, 2002, Bancshares has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. Bancshares has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of Bancshares that is presently pending or threatened, and Bancshares is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes and no notice of a proposed deficiency has been received.

4.8 Title to Properties; Absence of Liens and Encumbrances, Leases Enforceable.

(a) Except as to property indicated in the Bancshares Documents or the Bancshares Disclosure Schedule as being leased or mortgaged, Bancshares has good and marketable title to its assets, real and personal (including those reflected in Bancshares Financial Statements, except for loans and investments as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except: (A) loans and investment securities that are pledged to secure the deposit of public monies, FHLB advances, reverse repurchase agreements or monies under the control of any court; (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings; and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of Bancshares’ business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, Bancshares’ assets or otherwise materially impair its operations.

(b) The real property, if any, leased by Bancshares is held by it under valid and enforceable leases. Bancshares is not in material default under any such leases.

4.9 Legal Proceedings. Except as disclosed in the Bancshares Documents or the Bancshares Disclosure Schedule, there are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of Bancshares, threatened, by or against, or otherwise affecting Bancshares or its assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by it in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to Bancshares’ knowledge is there any valid basis for any such action, proceeding or investigation, other than: (i) claims by Bancshares in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor; and (ii) claims fully covered by insurance. To the best knowledge of Bancshares, Bancshares is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted and is not in material default under any thereof.

4.10 Authority Relative to This Plan of Merger.

(a) Bancshares has the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder, subject to the required vote of its shareholders and to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

(b) The execution, delivery and performance of this Plan of Merger by Bancshares has been duly authorized and approved by the Board of Directors of Bancshares, subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

(c) This Plan of Merger has been duly executed and delivered by Bancshares and constitutes a valid and binding obligation of Bancshares enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any: (A) term, condition or provision of the Articles of Incorporation or Bylaws of Bancshares; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which Bancshares is a party or by which its properties may be bound.

4.11 No Untrue Representations. The documents furnished by Bancshares to Horizon, including but not limited to the Bancshares Documents, the Bancshares Disclosure Schedule and the Bancshares Financial Statements, are true and complete copies of such documents. To the best knowledge of Bancshares, there is no fact known which could have a Material Adverse Effect on the business, operations or financial condition of Bancshares, taken as a whole which has not been disclosed or provided for in the consolidated financials statements of Bancshares or in the Bancshares Disclosure Schedule, except that Bancshares makes no representation or warranty as to the effect of general economic conditions, future legislation, future regulatory action or future condition of the financial markets.

4.12 Employee Benefit Plans.

(a) Except as described in the Bancshares Documents or the Bancshares Disclosure Schedule, Bancshares has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in: (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (ii) any pension, profit-sharing, retirement or other plan, program or arrangement; or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans (individually, a “Plan” and collectively, the “Plans”) have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Bancshares has resulted in a “prohibited transaction” (as defined by ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No “reportable event” (as defined by ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. Bancshares has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

(b) Except as described in the Bancshares Documents or the Bancshares Disclosure Schedule, Bancshares is not a party to any oral or written: (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees); (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $200,000; or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

4.13 Environmental Protection.

(a) None of the assets of Bancshares (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Bancshares as of the date of this Plan of Merger and as of the Effective Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, or the environment, including, without limitation, friable asbestos, petroleum products or PCBs (“Hazardous Materials”), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids and as otherwise permitted by law (“Incidental Quantities”).

(b) No notice or other communication has been received from any governmental agency having jurisdiction over Bancshares or to their best knowledge from any other person, with respect to any alleged violation by Bancshares of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of Bancshares.

(c) All Hazardous Materials which have been remediated from any assets of Bancshares prior to or during their ownership by Bancshares have been handled in compliance with all applicable laws.

(d) To Bancshares’ best knowledge, no collateral securing any loan made by Bancshares, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

4.14 Material Contract Defaults. Bancshares is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of Bancshares or under its Articles of Incorporation or Bylaws and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the Articles of Incorporation or Bylaws of Bancshares.

4.15 Brokers and Finders. Other than Advest, Inc., and fees owed to it, Bancshares has not employed any broker or finder, or incurred any liability for any financial advisory, brokerage or finders fees or commissions. Bancshares shall be solely responsible for the payment of any such fees to Advest, Inc.

4.16 Employment Agreements and Indebtedness. Except as set forth in the Bancshares Disclosure Schedule, neither Bancshares nor any of its subsidiaries is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Bancshares or any of its subsidiaries, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Bancshares or any of its subsidiaries, (iii) any collective bargaining agreement with any labor union relating to employees of Bancshares or any of its subsidiaries; (iv) any agreement which by its terms limits the payment of dividends by Bancshares or any of its subsidiaries; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Bancshares or any of its subsidiaries is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Bancshares; (vi) any other agreement, written or oral, that obligates Bancshares or any of its subsidiaries for the payment of more than $200,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Bancshares or any of its subsidiaries (it being understood that any non-compete or similar provision shall be deemed material).

4.17 Compliance with Sarbanes-Oxley Act of 2002. Bancshares is in material compliance with the requirements of Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder by the Securities and Exchange Commission and Nasdaq.

4.18 Regulatory Matters. Neither Bancshares nor any Bancshares subsidiary has received notification or communication from any agency or department of federal, state or local government or the Federal Reserve, Florida Department of Financial Services, FDIC or OCC: (i) asserting that

Bancshares or a Bancshares subsidiary is not in compliance with any laws or orders which such governmental authority or agency enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on Bancshares on a consolidated basis; (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on Bancshares on a consolidated basis; (iii) requiring Bancshares or a Bancshares subsidiary to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Bancshares or a Bancshares subsidiary, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

4.19 Compliance with Securities Laws. Bancshares has made available to Horizon copies of its; (i) Annual Reports on Form 10-KSB for the years ended December 31, 2001 and December 31, 2002; (ii) quarterly reports on Form 10-QSB for the quarters needed March 31, 2003, June 30, 2003 and September 30, 2003; and (iii) proxy materials used in connection with its 2003 annual meeting of stockholders. Such reports and proxy materials materially complied, at the time filed with the SEC, with the Securities and Exchange Act of 1934 and the rules promulgated thereunder.

Section 5. Access to Information Concerning Properties and Records.

5.1 Access to Information. Horizon will give to Bancshares and to its counsel, accountants and other representatives (“advisors”), upon reasonable notice, during normal business hours throughout the period prior to the Closing Date, full access to Horizon’s books, records, customer and loan files, contracts and commitments consistent with federal and state privacy laws and except that no information need be provided with respect to Board deliberations as to this or other strategic transactions. For the period prior to the Effective Time, Horizon shall deliver to Bancshares such statements, schedules and reports concerning the business, operations and financial condition of Horizon as are regularly provided to its respective Board of Directors at such times as they are regularly supplied to Horizon’s respective Board of Directors, except that no information need be provided that relates to this or other strategic transactions.

5.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 5 or otherwise.

5.3 Effect of Access.

(a) Nothing contained in this Section 5 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

(b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

Section 6. Covenants

As indicated, Horizon (on its behalf and on the behalf of Horizon Bank) or Bancshares, as an inducement for the other to enter into this Plan of Merger, covenant that:

6.1 Preservation of Business. From the date of this Agreement, Horizon will use its best efforts to preserve the business organization of Horizon intact, to keep available to the Surviving Corporation the services of the present employees of Horizon, and to preserve for the Surviving Corporation the goodwill of the suppliers, customers, depositors and others having business relations with Horizon.

6.2 Material Transactions. Until the Effective Time or the earlier termination of this Plan of Merger, and except as contemplated by this Plan of Merger or disclosed in the Horizon Disclosure Schedule or as consented to or otherwise approved by Bancshares in writing, which consent or approval will not be unreasonably withheld:

(a) the business of Horizon and Horizon Bank shall be conducted only in the ordinary course consistent with past practice and Horizon and Horizon Bank will not encumber any asset or enter into any transaction or make any contract or commitment relating to their respective properties, assets and businesses, other than in the ordinary course of business or as otherwise disclosed herein;

(b) no change shall be made in the Articles of Incorporation or Bylaws of Horizon or Horizon Bank;

(c) no change shall be made in the number of shares of capital stock of Horizon or Horizon Bank issued and outstanding, except to satisfy the exercise of warrants and options permitted by this Plan of Merger, nor shall any option, warrant, call, convertible security, commitment or other right be granted or made by Horizon or Horizon Bank relating to its authorized or issued capital stock;

(d) except in the ordinary course of business as previously conducted, no purchase order, contract or commitment (other than deposits, loan commitments and investments or the sale of other real estate owned in the ordinary course of business of Horizon or Horizon Bank) shall be entered into by or on behalf of Horizon or Horizon Bank extending for more than one year or involving payment by Horizon or Horizon Bank of more than $25,000 in any one contract or related series of contracts or otherwise materially affecting its business;

(e) no employment agreement or other agreement will be entered into with any employee of Horizon or Horizon Bank and no employee’s salary or benefits (other than bonuses scheduled to be paid which have been previously accrued) will be increased except for normal annual increases and no employee benefit plan will be modified or amended except as required by law;

(f) Horizon and Horizon Bank will comply in all material respects with all laws applicable to it and to the conduct of its business, if failure to comply could have a material adverse effect upon its business;

(g) no dividends shall be paid, or distributions made, with respect to Horizon stock, except for a distribution that would be required to maintain Horizon’s status as an S-Corporation under the Internal Revenue Code of 1986, as amended;

(h) no loan other than in the ordinary course of business will be made by Horizon or Horizon Bank without providing Bancshares with all relevant documents related thereto and giving Bancshares a reasonable opportunity to review such loan and comment thereon; and

(i) no security owned by Horizon or Horizon Bank will be sold and no new securities will be purchased without the approval of Bancshares.

(j) Horizon shall not make or allow any capital contribution to Horizon Bank or other transfers of capital or other funds from Horizon to Horizon Bank, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Horizon Bank, or otherwise make or allow any transfer of capital or other funds from Horizon Bank to Horizon, except for a distribution that would be required to maintain Horizon Bank’s status as an S-Corporation under the Internal Revenue Code of 1986, as amended.

6.3 Confidentiality. Until the Merger is consummated and subject to Horizon’s exercise of its fiduciary duties contemplated in Section 6.12 herein, Horizon and Bancshares shall not, without the prior written consent of the other party, as the case may be, disclose to third parties, and shall use care to assure that its directors, officers, employees, subsidiaries and advisors do not disclose to third parties any information regarding the Merger or any confidential information, which shall include all information received from the other party, as the case may be, in the course of discussing, investigating, negotiating and performing the transactions contemplated by this Plan of Merger, whether such information has been obtained before or after the date of execution of this Plan of Merger. The term “confidential information” does not include information which: (i) was known to the other party, as the case may be, its directors, officers, employees or advisors prior to the time of its disclosure to such party by the other party; (ii) is or becomes publicly known or available; or (iii) is independently developed or discovered by the other party or their respective directors, officers, employees or advisors outside of the discussions, investigations, negotiations and performance contemplated by this Plan of Merger. “Third parties” does not include the directors, officers, employees or advisors of the other party.

6.4 Horizon Shareholder Meeting. As contemplated by Section 1.5, Horizon shall take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to call, give notice of, and convene the Horizon Special Meeting for the purpose of approving and adopting this Plan of Merger, the Merger and the transactions contemplated thereby. The Horizon Special Meeting shall be held on a date mutually acceptable to Horizon and Bancshares and as soon as reasonably practicable after the Registration Statement (as contemplated by and defined in Section 1.5) is declared effective by the SEC. In connection therewith, Horizon shall mail to all shareholders of record entitled to vote at such meeting, the Proxy Statement/Prospectus which shall indicate that the Board of Directors of Horizon has, by resolution, approved the Merger on the terms and subject to the conditions set forth in this Plan of Merger. Subject to applicable laws and the fiduciary duties of its directors, Horizon shall use reasonable efforts to solicit from its shareholders proxies in favor of such adoption and approval and shall take all other reasonable action necessary or helpful to secure a vote of its shareholders in favor of the Merger.

6.5 Affiliate’s Letters. Horizon shall use its best efforts to obtain and deliver to Bancshares prior to the Closing Date a signed letter in the form attached as Exhibit 6.5 from each of its officers, directors or shareholders who may be deemed an “affiliate” of Horizon within the meaning of such term as used in Rule 145 under the Securities Act.

6.6 Accounting Methods. Neither Horizon nor Bancshares shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred with by such parties’ independent accountants.

6.7 Approvals of Regulatory Authorities. Horizon and Bancshares will cooperate in the preparation and the filing by Bancshares of such applications to the Board of Governors of the

Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, and other regulatory authorities as may be necessary to obtain all governmental approvals requisite to the consummation of the Merger, as well as the Registration Statement to be filed with the SEC for the purpose of registering the common stock to be issued to Horizon stockholders. As soon as practicable, but no later than 45 days after the date of this Agreement, Bancshares shall file applications with the proper regulatory authorities for approval of the Merger and the acquisition of Horizon by Bancshares and shall thereafter take all action to obtain the approval of such regulatory authorities. All of the representations contained in the applications filed by Bancshares with regulators with or on behalf of Horizon, will be, at the time they are made, accurate in all material respects, except Bancshares makes no representation or warranty as to matters contained therein that are based on information provided by Horizon. All filings, requests for approval or other submissions for any regulatory approval shall be made available for review and comment by Horizon prior to filing. Bancshares shall file a Registration Statement (which shall include a Prospectus) with the SEC, and shall use its reasonably best efforts to cause the Registration Statement to become effective under the Securities Act of 1933 and take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of Bancshares common stock upon consummation of the Merger. Horizon shall furnish all information concerning it and the holders of its capital stock as Bancshares may reasonably request in connection with such action.

6.8 Voting Agreements. The directors of Horizon shall enter into voting agreements substantially in the form of Exhibit 6.8, as of the date of this Plan of Merger, to vote the shares of Horizon owned by such directors in favor of the Merger and such voting agreements shall remain valid and in effect during the term of this Plan of Merger.

6.9 Deliveries. Horizon and Bancshares shall deliver to the other by the Closing Date, all opinions, certificates and other documents reasonably required pursuant to this Plan of Merger.

6.10 Status Reports. Horizon and Bancshares shall advise one another from time to time regarding the applications for regulatory approval of the Merger.

6.11 Other Actions. Unless required by law, neither Horizon nor Bancshares shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Bancshares or Horizon to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of Bancshares or Horizon to consummate the Merger in accordance with the terms of the Plan of Merger or materially delay such consummation.

6.12 No Solicitation. From and after the date hereof until the termination of this Plan of Merger, neither Horizon, nor Horizon Bank, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Horizon or Horizon Bank, shall, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action. Horizon shall notify Bancshares orally and in writing (as promptly as practicable) of any written inquiries and proposals which it or any of its subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters; provided, however, if the Horizon Special Meeting has not occurred, nothing contained in this Section 6.12 shall prohibit the Board of Directors of Horizon from furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire Horizon pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that: (a) the Board of Directors of Horizon has been advised by its independent financial advisor that such proposal may be or could be superior to the merger from a financial point-of-view to Horizon’s shareholders; and (b) the Board of Directors of Horizon, after consultation with and after considering the advice of independent legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such person may cause the Board of Directors of Horizon to breach its fiduciary duties to shareholders under applicable law (such proposal that satisfies (a) and (b) being referred to herein as a “Superior Proposal”). Horizon shall promptly notify Bancshares of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Horizon or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Horizon or Horizon Bank: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Horizon or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.13 Notice of Subsequent Events. Each party hereto shall notify the other party of any changes, additions or events which would cause any material change in or material addition to the Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 6.13, constitute a Material Adverse Effect on the notifying party, the non-notifying party may, within ten (10) days after receipt of such notice, elect to terminate this Plan of Merger, subject to Section 8.1(d). If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change and shall not be entitled to terminate this Plan of Merger by reason thereof.

6.14 Cooperation.

(a) Bancshares and Horizon shall together, or pursuant to an allocation of responsibility agreed to between them: (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby; and cooperate in making any such filings promptly and in seeking to obtain timely any such consents; (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby; and (iii) furnish to one another and to one another’s counsel all such information as may be required to effect the foregoing actions.

(b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of Bancshares and Horizon shall use all reasonable efforts: (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby; and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of Bancshares and Horizon will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing. The parties shall, from time to time, and including as of and upon the Closing Date, prepare and deliver to each other such supplements and amendments to their respective Disclosure Schedules as are necessary or appropriate to assure the accuracy and completeness thereof; provided that the furnishing of any such supplement shall not modify, limit, or otherwise affect any representations or warranties of a party contained in this Agreement or any right of a party to terminate this Agreement.

6.15 Stock Listing. Bancshares agrees to list on the Nasdaq SmallCap Stock Market (or such other national securities exchange on which the shares of the Bancshares common stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Bancshares common stock to be issued in the Merger.

6.16 Bancshares Shareholder Meeting. As contemplated by Section 1.5, Bancshares shall take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to call, give notice of, and convene the Bancshares Special Meeting for the purpose of approving and adopting this Plan of Merger, the Merger, the issuance of the Bancshares common stock constituting the Merger Consideration and the transactions contemplated thereby. The Bancshares Special Meeting shall be held on a date mutually acceptable to Horizon and Bancshares and as soon as reasonably practicable after the Registration Statement (as contemplated by and defined in Section 1.5) is declared effective by the SEC. In connection therewith, Bancshares shall mail to all shareholders of record entitled to vote at such meeting, the Proxy Statement/Prospectus which shall indicate that the Board of Directors of Bancshares has, by resolution, approved the Merger on the terms and subject to the conditions set forth in this Plan of Merger. Subject to applicable laws and the fiduciary duties of its directors, Bancshares shall use reasonable efforts to solicit from it shareholders proxies in favor of such adoption and approval and shall take all other reasonable action necessary or helpful to secure a vote of its shareholders in favor of the Merger and of the issuance of the common stock constituting the Merger Consideration.

Section 7. Conditions

7.1 Mutual Conditions. The obligations of Horizon and Bancshares under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as both Horizon and Bancshares may waive in writing:

(a) Registration Statement and Prospectus. The Registration Statement shall have been declared effective by the SEC. The Proxy Statement/Prospectus shall have been distributed, and all applicable federal securities or state Blue Sky laws shall have been complied with or an exemption thereunder shall be available.

(b) No Litigation. No suit, action, claim or other proceeding shall have been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of Bancshares or Horizon, as the case might be, presents a significant risk of restraint or prohibition of the transactions contemplated hereby or the attainment of material damages or other relief against Horizon or its shareholders or Bancshares or its shareholders in connection with the transactions contemplated hereby.

(c) Shareholder Approval. The holders of a majority of the outstanding shares of Horizon common stock shall have approved the Merger. The holders of a majority of the shares of Bancshares common stock voting at the Bancshares Special Meeting shall have approved the Merger and the issuance of the shares of Bancshares common stock constituting the Merger Consideration.

(d) Approvals. Receipt of all authorizations, approvals and/or consents of any third parties as well as the expiration of applicable waiting periods, including federal or state governmental and/or regulatory bodies and officials, necessary for the consummation of this Plan of Merger and for the continuation in all material respects of the business of Bancshares and Horizon, without interruption after the Effective Time, in substantially the manner in which such business is now conducted shall have been received, and no such authorizations or approvals shall contain any conditions or restrictions that Horizon or Bancshares reasonably believes will materially restrict or limit the business or activities of the Surviving Corporation subsequent to the Merger, or have a material adverse effect on their businesses, operations or financial conditions taken as a whole.

7.2 Conditions in Favor of Horizon. All obligations of Horizon under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as Horizon may waive in writing:

(a) Material Adverse Change. Since the date of this Plan of Merger, there have been no material adverse changes, occurrences or developments in the business of Bancshares that have, or would be expected to have, a Material Adverse Effect on the business, operations or financial condition of Bancshares, and Horizon shall not have discovered any fact or circumstance not disclosed by Bancshares prior to the date of this Plan of Merger that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the business, operations or financial condition of Bancshares.

(b) Representations, Warranties and Agreements. Each representation and warranty of Bancshares contained in this Plan of Merger or in any Bancshares Document, including without limitation, financial statements, the Bancshares Disclosure Schedule, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is not qualified as to materiality shall be true and correct, and each representation and warranty that is so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). Bancshares shall have performed and complied with all covenants, agreements and conditions required by this Plan of Merger to be performed or complied with in all material respects by them, or either of them, prior to or at the Closing Date.

(c) Officers’ Certificate. Receipt by Horizon of a certificate in form and content satisfactory to Horizon from the President and the Chief Financial Officer of Bancshares, dated as of the Closing Date, to the effect that the representations and warranties made herein by Bancshares on the date hereof and on the Closing Date are true and correct as set forth in Section 4 and that Bancshares has performed the covenants, obligations and agreements undertaken by it herein in all material respects.

(d) Legal Opinion. Receipt by Horizon of an opinion of legal counsel for Bancshares, Igler & Dougherty, P.A., substantially in form and content satisfactory to Horizon. In addition, counsel may rely on representations and certificates of officers and directors of Bancshares and certificates of public officials. Such opinion shall be subject to reasonable and customary qualifications.

(e) Secretary’s Certificate. Horizon shall have received in form and content satisfactory to it of the Corporate Secretary or an Assistant Secretary of Bancshares to the effect that all necessary approvals of the Merger by the Board of Directors and shareholders of Bancshares were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of Bancshares at all relevant times.

(f) Proper Actions and Documentation. All actions required to be taken by Bancshares in connection with the transactions contemplated by this Plan of Merger shall have been taken, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to Horizon, and Horizon shall have received copies of all documents that it may have reasonably requested in connection with such transactions.

(g) Severance Agreement. Horizon and Bancshares each acknowledge that no later than the Effective Time, Bank of Florida will enter into a severance agreement with Horizon’s President and CEO, which shall include the right to receive a termination payment equal to 18 or 30 months salary, upon the occurrence of certain events.

(h) Government Certificates. Banchshares shall deliver to Horizon on the Closing Date, a certificate of corporate good standing for Bancshares issued by the Florida Department of State and a certification of the Federal Reserve Board that Bancshares is a Bank Holding Company in good standing.

7.3 Conditions in Favor of Bancshares. All obligations of Bancshares under this Plan of Merger are subject to and shall be conditioned upon the satisfaction, prior to or on the Closing Date, of each of the following conditions except as Bancshares may waive such conditions in writing:

(a) Material Adverse Change. Since the date of this Plan of Merger there have been no material adverse changes, occurrences or developments in the business of Horizon that have, or would be expected to have, a Material Adverse Effect on the business, operations or financial condition of Horizon, and Bancshares shall not have discovered any fact or circumstance not disclosed by Horizon prior to the date of this Plan of Merger that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the business, operations or financial condition of Horizon.

(b) Representations, Warranties and Agreements. Each representation and warranty of Horizon contained in this Plan of Merger or in any Horizon document, including, without limitation, financial statements, the Horizon Disclosure Schedule, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is qualified as to materiality shall be true and correct, and each representation and warranty that is not so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). Horizon shall have performed and complied with all covenants, agreements and conditions required by this Plan of Merger to be performed or complied with in all material respects by it prior to or at the Closing Date.

(c) Officer’s Certificate. Receipt by Bancshares of a certificate in form and content satisfactory to it from the President and the Chief Financial Officer of Horizon, dated the Closing Date, to the effect that the representations and warranties made herein by Horizon on the date hereof, and on the Closing Date, are true and correct as set forth in Section 3, and that Horizon has performed the covenants, obligations and agreements undertaken by it herein in all material respects.

(d) Secretary’s Certificate. Bancshares shall have received in form and content satisfactory to it a certificate of the Secretary or an Assistant Secretary of Horizon to the effect that all necessary approvals of the Merger by the Board of Directors and shareholders of Horizon were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of Horizon at all relevant times.

(e) Legal Opinion. Receipt by Bancshares of an opinion of Horizon’s legal counsel, Broad and Cassell, and Luse Gorman Pomerenk & Schick, substantially in form and conduct satisfactory to Bancshares. In addition, such counsel may rely on representations and certificates of officers and directors of Horizon and certificates of public officials. Such opinion shall be subject to reasonable and customary qualifications.

(f) Proper Actions and Documentation. All actions required to be taken by Horizon by this Plan of Merger shall have been taken or satisfied in all material respects, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to Bancshares and its counsel, and Bancshares shall have received copies of all documents that they may have reasonably requested in connection with such transactions.

(g) Proxies and Affiliate Letters. Bancshares shall have received the proxies contemplated by Section 6.16 and the affiliate letters contemplated by Section 6.5.

(h) Government Certificates. Horizon shall deliver to Bancshares, on the Closing Date, Certificates of Corporate Existence for Horizon and Horizon Bank issued by the OTS, a Certification of the Federal Deposit Insurance Corporation that Horizon Bank’s deposit accounts are insured to the fullest extent permitted by law and a certificate of corporate good standing for Horizon issued by the Florida Department of State.

Section 8. Termination

8.1 Termination. This Plan of Merger may be terminated and the Merger abandoned (either before or after approvals and authorizations by the shareholders of Horizon and Bancshares contemplated hereby and without seeking further shareholder approval) at any time prior to the Effective Time only in one of the following manners:

(a) by mutual written consent of the parties authorized by their respective Boards of Directors at any time prior to the Effective Time;

(b) by either Horizon or Bancshares:

(i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of shares of Horizon Common Stock shall not have been obtained;

(ii) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of shares of Bancshares common stock shall not have been obtained;

(iii) if the Merger shall not have been consummated on or before September 30, 2004, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which: (1) any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders; or (2) regulatory approval of the Merger by any regulatory agency the parties are subject to is pending;

(iv) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(v) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which: (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable; and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a “Material Breach”) (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger);

(vi) in the event Bancshares shall have not received requisite regulatory approvals by August 15, 2004.

(c) By either Horizon or Bancshares in the event that: (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 7.1 shall have been satisfied; and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 7.2 (in the case of Horizon) or Section 7.3 (in the case of Bancshares) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(iii);

(d) By either Horizon or Bancshares in the event such party receives a notice under Section 6.13; or

(e) By Bancshares, if Horizon’s Board of Directors shall have determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of Horizon Common Stock or shall have withdrawn such recommendation;

(f) By Bancshares, if the result of the following equation exceeds 10% of the shares of Horizon common stock outstanding immediately prior to the Closing.

(i) the number of shares for which Horizon shareholders elect dissenters’ rights, plus

(ii) the number of shares that would result from the quotient of: (A) the aggregate amount of cash paid to the holders of the Horizon stock options and Horizon stock purchase warrants pursuant to Sections 2.3(c) and 2.4(c), divided by (B) the quotient of: (1) the Average Closing Price, divided by (2) the Exchange Ratio.

For example, assuming there are 737,617.2 shares of Horizon common stock outstanding at the Effective Time, then Bancshares can terminate this Plan of Merger if the above equation yields more than 73,761.72 shares. Assume further, that Horizon directors and officers elect to receive cash equal to $490,512 pursuant to Sections 2.3(c) and 2.4(c), the Average Closing price is $12.00, and the Exchange Ratio is 1.000.

Then the quotient contained in (ii) would yield 490,512 divided by, the quotient of $12.00 divided by 1.000. This would result in 40,876 shares. The total number of dissenting shareholders could not exceed 32,885.72 (73,761.72 - 40,876) shares of Horizon common stock outstanding immediately prior to the Closing.

(g) By Horizon, if Horizon has received a Superior Proposal, and in accordance with Section 6.12 of this Plan of Merger, the Board of Directors of Horizon has made a determination to accept such Superior Proposal; provided that Horizon shall not terminate this Agreement pursuant to this Section and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) business days following Bancshares’ receipt of written notice advising Bancshares that Horizon has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if any in writing), identifying the person making the Superior Proposal and stating whether Horizon intends to enter into a definitive agreement with respect to the Superior Proposal.

After providing such notice Horizon shall provide Bancshares with a reasonably opportunity during the three-day period to make such adjustments in the terms and conditions of this Agreement as would enable Horizon to proceed with the Merger on such adjusted terms.

(h) By Horizon, in the event Bancshares does not elect to adjust the Exchange Ratio as contemplated by Section 2.1(ii).

8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 5.2, 8.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of shares of Horizon Common Stock; provided, however, that after any such approval, there shall be made no amendment that pursuant to the FBCA requires further approval by such stockholders without the further approval of such stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger; or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights.

8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Horizon or Bancshares, action by its Board of Directors or the duly authorized designee of the Board of Directors.

8.6 Expenses and Damages. Each party shall pay its own expenses in connection with the Plan of Merger and the Merger. In the event Horizon or Bancshares terminates this Plan of Merger, the following provisions shall apply:

(a) If Horizon terminates this Plan of Merger pursuant to Section 8.1(b)(i), then Horizon shall pay to Bancshares $250,000 as reimbursement for Bancshares’ expenses related to the Merger and this Plan of Merger;

(b) If Bancshares terminates this Plan of Merger pursuant to Section 8.1(b)(i) or (v) or Sections 8.1(c), (d) or (e) (provided that, in the case of Sections 8.1(c) and (d), any basis for termination by Bancshares be based on the willful conduct of Horizon), then Horizon shall pay to Bancshares $250,000 as reimbursement for Bancshares’ expenses related to the Merger and this Plan of Merger;

(c) If Bancshares terminates this Plan of Merger pursuant to Sections 8.1(b)(ii), then Bancshares shall pay to Horizon up to $200,000 as reimbursement for any of Horizon’s actual expenses related to the Merger and this Plan of Merger;

(d) If Horizon terminates this Plan of Merger pursuant to Sections 8.1(b)(ii) or (v), (c) or (d) (provided that, in the cases of Sections 8.1(c) and (d), any basis for termination by Horizon be based on the willful conduct of Bancshares), then Bancshares shall pay to Horizon up to $200,000 as reimbursement for any of Horizon’s actual expenses related to the Merger and this Plan of Merger;

(e) If Horizon terminates this Plan of Merger pursuant to Section 8.1(g), Horizon shall pay Bancshares a termination fee in the amount of $500,000; or

(f) If Bancshares or Horizon terminates this Plan of Merger pursuant to any right granted by any other Section or Subsection of this Plan of Merger, neither party shall be entitled to the payment of any fee or to any reimbursement.

In any of the foregoing instances, any payments shall be made within five days of the party having incurred liability to pay. In no instance shall either party be entitled to payment under more than one of the above subsections.

Section 9. Miscellaneous

9.1 Survival of Representations, Warranties and Covenants. The respective representations, warranties, agreements and covenants of the parties in this Plan of Merger shall survive the Effective Time. Each party shall be deemed to have relied upon each and every representation and warranty of the other party, regardless of any investigation heretofore or hereafter made by or on behalf of such party.

9.2 Employee Benefits. Bancshares intends to retain all Horizon Bank employees. All employees of Horizon who continue as employees of the Surviving Corporation after the Merger shall receive service credits for employment at Horizon prior to the Effective Time for purposes of meeting all the eligibility requirements and all vesting requirements for all of the Surviving Corporation’s benefit programs in which such employees shall become eligible to participate on or after the Effective Time, including but not limited to health, retirement, vacation and disability plans. The Surviving Corporation will waive waiting periods and pre-existing conditions limitations under its group health plan (within the meaning of Section 5000(b)(i) of the Internal Revenue Code of 1986, as amended) for those employees of Horizon who continue as employees of the Surviving Corporation after the Merger and who had coverage under compatible group health plans of Horizon immediately prior to the Effective Time. The Surviving Corporation shall provide the opportunity for continuation of coverage through COBRA for any former Horizon employee who participated as or who had a right to elect participation as a COBRA continuee under Horizon’s group health plans immediately prior to the Effective Time.

9.3 Benefits of this Plan of Merger. This Plan of Merger and the rights and obligations of Bancshares and Horizon hereunder shall not be assigned by any party to any third party, except with the prior written consent of the other. This Plan of Merger shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Plan of Merger, expressed or implied, is intended to confer upon any person, other than the parties hereto, the shareholders of Horizon, and their respective permitted successors and assigns, any rights or remedies under or by reason of this Plan of Merger and, except as aforesaid, there are no third-party beneficiaries of this Plan of Merger.

9.4 Notices. Any notice, request, instruction, legal process or other instrument to be given or served hereunder by any party to another, shall be deemed given or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

If to Bancshares:

Michael L. McMullan

President and Chief Executive Officer

Bancshares of Florida, Inc.

1185 Immokalee Road

Naples, Florida 34110

With copies to:

A. George Igler, Esq.

Igler & Dougherty, P.A.

1501 Park Avenue East

Tallahassee, Florida 32301

If to Horizon:

Thomas E. Lunak

President and Chief Executive Officer

Horizon Financial Corp.

1851 NW 125th Avenue, Suite 100

Pembroke Pines, Florida 33028-2596

With copies to:

Alan Schick, Esq.

Luse Gorman Pomerenk & Schick

5335 Wisconsin Avenue

Suite 400

Washington, DC 20015

and to such other address or addresses as either party may designate to the other by like notice as set forth above.

9.5 Publicity. Horizon and Bancshares shall ensure that all publicity, press releases and other announcements relating to this Plan of Merger and the transactions contemplated hereby are reviewed in advance by both Bancshares and Horizon and their respective legal counsel and shall not make any such announcements without the prior approval of the other party.

9.6 Entire Agreement. This Plan of Merger contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

9.7 Waiver or Modification. Any party to this Plan of Merger may, at any time prior to the Effective Time, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Plan of Merger or agree to an amendment or modification to this Plan of Merger by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Plan of Merger. No amendment, modification or waiver of this Plan of Merger shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Plan of Merger shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless expressly provided.

9.8 Controlling Law. This Plan of Merger shall be construed in accordance with the laws of the State of Florida, except to the extent that federal law is applicable. Venue for any action hereunder shall lie in Broward County, Florida.

9.9 Counterparts. This Plan of Merger may be executed in any number of copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

9.10 Knowledge. Whenever the term “knowledge,” “best knowledge” or similar expression is used in this Plan of Merger, it shall mean knowledge of a party’s respective directors and officers.

9.11 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by Bancshares and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Plan of Merger.

9.12 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

9.13 Material Adverse Effect. A Material Adverse Effect on a party shall mean an event,

change or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on: (i) the financial position, business, or results of operations of such party and its subsidiaries, taken as a whole; or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Plan of Merger, provided that “Material Adverse Effect” shall not be deemed to include the impact of: (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; (b) changes in GAAP or regulatory accounting principles generally applicable to banks, thrifts or their holding companies; (c) actions and omissions of a party (or any of its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby; or (d) the Merger and compliance with the provision of this Plan of Merger on the operating performance of the parties.

9.14 Directors’ Tail Insurance and Indemnification. Bancshares will purchase liability “tail” insurance for the benefit of Horizon’s directors. Such insurance will cover the period beginning on the Effective Date and ending on the second anniversary thereof. Bancshares shall provide additional coverage during a third year, if such coverage can be obtained for no more than $6,000. Bancshares shall indemnify Horizon’s directors and officers for a period of two years from the Effective Time, consistent with indemnification previously provided by Horizon or Horizon Bank, but only to the extent permitted by state and federal laws and regulations.

9.15 Board Representation. Following the Effective Time, Bancshares shall increase the size of its Board of Directors by two seats and appoint former Horizon directors to fill the two vacancies so created and Bank of Florida - Ft. Lauderdale shall increase the size of its Board of Directors by two seats and appoint former Horizon directors to fill the two vacancies so created.

IN WITNESS WHEREOF, pursuant to authority duly given by the respective Boards of Directors of Bancshares and Horizon, this Plan of Merger has been signed on behalf of said corporations by their duly authorized officers, all on the date, month and year first written above.

BANCSHARES OF FLORIDA, INC.

By:	/s/ Michael L. McMullan

Michael L. McMullan President and Chief Executive Officer

HORIZON FINANCIAL CORP.

By:	/s/ Thomas E. Lunak

Thomas E. Lunak President and Chief Executive Officer